Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Third Quarter Results Lower Due to Delays in Federal Firefighter Grants

Focus on Commercial Business and International Growth Help Minimize Impact

PITTSBURGH, November 2, 2006 – MSA (NYSE: MSA) today announced that net sales for the third quarter of 2006 were $209.8 million compared with $217.9 million for the third quarter of 2005, a decrease of $8.1 million, or 4 percent. Net income for the third quarter of 2006 was $12.6 million, or 35 cents per basic share, down $4.5 million, or 26 percent, compared with $17.1 million, or 47 cents per basic share, for the same quarter last year.

Net sales for the nine months ended September 30, 2006 were $656.8 million, compared with $666.1 million in 2005, a decrease of $9.3 million, or 1 percent. Net income for the nine months ended September 30, 2006 was down $13.2 million, or 23 percent, at $44.4 million, or $1.22 per basic share, compared with $57.6 million, or $1.58 per basic share, for the same period last year.

Current quarter sales continue to reflect growth in MSA’s International and European markets, as well as in North American commercial markets. These sales gains, however, were more than offset by an $18.4 million decrease in sales of Advanced Combat Helmets and related communications systems to the military.

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Sales in the European segment improved by $5.0 million in the current quarter on strong shipments of breathing apparatus in Western European markets. Currency exchange differences associated with a stronger euro accounted for approximately $2.0 million of the increase in European segment sales when stated in U.S. dollars.

Sales in the company’s International segment improved $3.4 million for the current quarter, driven primarily by strong performance in Latin America and South Africa, where sales were up $5.8 million, reflecting the January 2006 acquisition of Select PPE. These gains were partially offset by lower sales in the Middle East where third quarter 2005 sales benefited from large shipments on a one-time order for breathing apparatus. Currency exchange differences did not have a significant effect on International segment sales when stated in U.S. dollars.

Third quarter sales in North America were down $16.5 million. Shipments of Advanced Combat Helmets and related communication systems to the military were $18.4 million lower in the current quarter reflecting the completion of certain government contracts. Gas mask sales, primarily to Homeland Security markets, were $7.0 million lower than in the same quarter last year. Lower sales in these markets were partially offset by improved shipments of instruments, up $3.5 million, and head protection, up $1.7 million, to industrial and construction markets. Sales of SCBA, thermal imaging cameras and other products to the U.S. fire service market continue to be depressed by ongoing delays in the release of fire department funding made available through the U.S. Assistance to Firefighters Grant (AFG) program.

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Third quarter net income in the European and International segments improved $0.6 million and $1.1 million, respectively, reflecting the sales improvements, partially offset by higher selling expenses. Net income in the North American segment was down $5.9 million, on lower sales and higher research and development expenses.

The $13.2 million decrease in net income for the nine months ended September 30, 2006 includes restructuring and other charges of $4.2 million after-tax, primarily associated with the Project Outlook restructuring plan in North America, $1.9 million in higher taxes, and $1.4 million after-tax in incremental stock-based compensation expense. Project Outlook costs were primarily related to workforce reductions that were largely achieved through a voluntary retirement incentive program that was completed during the first quarter. The higher effective tax rate in 2006 compared to 2005 is mainly the result of certain one-time tax benefits recorded in 2005. Incremental stock-based compensation expense relates to the newly-required accounting for stock options.

“As we entered 2006 we knew we faced a challenge in overcoming a substantial reduction, on the order of $60 million, in our sales of military products to the U.S. Government,” said John T. Ryan III, MSA Chairman and CEO. “Our objective has been to offset the reduction in military business with growth in our commercial business and cost reduction, particularly through our recently-completed Project Outlook reorganization in North America. Our global military business in 2006 is proceeding overall as we had anticipated. For the year, our global commercial sales have increased 8 percent. With

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one very major exception — the U.S. Fire Service — I would say our 2006 performance has generally met our expectations. Growth has been encouraging in head protection and instruments in North America, overall in Europe, and in many parts of MSA International.”

“One difficulty in 2006 has been the substantial delay in the release of Federal Government funding for the U.S. Fire Service. The AFG program has provided thousands of U.S. fire departments with significant support to upgrade fire fighting equipment. This program has been in place for a number of years and grants under it were generally awarded beginning in June. Last year the grants began in August and releases were made on an accelerated basis. In 2006, the first release of funds was made on October 6, and the second only recently. It is now expected that the annual grants, which were in total somewhat below that of the previous year, will be fully released by Spring 2007; but, on a more even and less front-loaded basis than had been the case in recent years.”

“The impact of this delay is accentuated by the fact that U.S municipalities that are prepared to use their own funds to buy fire service equipment tend to wait to see if they will receive AFG grants before committing their own funds. As a result of these delays, purchases by the U.S. fire service have been low in recent months, impacting MSA and the entire U.S. fire equipment industry,” Mr. Ryan said.

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“From a broader perspective, I am pleased by our efforts to grow commercial sales in areas outside the U.S. fire service, in getting what business has been available in self-contained breathing apparatus and related products in the U.S., and in our productivity and cost discipline measures. However, the AFG funding cycle will likely have the effect of moving some U.S. fire service business from calendar year 2006 to 2007 and, in the process, make it difficult for us to reach our overall goals for this year,” concluded Mr. Ryan.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators, ballistic protection products and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has more than 30 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Net sales	$209,802	$217,879	$656,775	$666,051
Other income	1,669	742	3,409	3,091

	211,471	218,621	660,184	669,142

Cost of products sold	131,652	138,270	398,762	408,868
Selling, general and administrative	52,378	48,442	159,791	151,864
Research and development	6,603	5,196	19,125	16,856
Restructuring and other charges	306	—	6,762	—
Interest	1,481	1,333	3,880	3,942
Currency exchange losses (gains)	532	(643)	2,525	696

	192,952	192,598	590,845	582,226

Income before income taxes	18,519	26,023	69,339	86,916
Provision for income taxes	5,918	8,971	24,919	29,310

Net income	12,601	17,052	44,420	57,606

Basic earnings per share	$.35	$.47	$1.22	$1.58

Diluted earnings per share	$.34	$.46	$1.20	$1.54

Dividends per common share	$.18	$.14	$.50	$.38

Average number of common shares outstanding (basic)	36,288	36,618	36,443	36,540

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	September 30, 2006	December 31, 2005
Current assets
Cash and cash equivalents	$39,672	$44,797
Trade receivables, net	170,084	169,436
Inventories	154,299	119,731
Other current assets	59,204	43,262

Total current assets	423,259	377,226
Property, net	119,109	116,209
Prepaid pension cost	143,246	140,575
Goodwill	86,794	55,654
Other non-current assets	44,678	35,693

Total	817,086	725,357

Current liabilities
Notes payable and current portion of long-term debt	$63,455	$8,808
Accounts payable	52,119	40,935
Other current liabilities	75,910	81,116

Total current liabilities	191,484	130,859
Long-term debt	53,839	45,834
Pension and other employee benefits	87,754	80,656
Deferred tax liabilities	75,880	75,511
Other non-current liabilities	9,792	10,100
Shareholders’ equity	398,337	382,397

Total	817,086	725,357

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Net sales
North America	$113,180	$129,720	$371,102	$411,090
Europe	48,085	43,038	146,152	132,285
International	48,537	45,121	139,521	122,676

Total	209,802	217,879	656,775	666,051

Net income
North America	$6,908	$12,823	$30,020	$43,648
Europe	1,037	423	4,806	4,735
International	4,525	3,464	10,617	9,911
Reconciling	131	342	(1,023)	(688)

Total	12,601	17,052	44,420	57,606

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